                                                                    Exhibit 4(b)

                     AMENDED AND RESTATED CREDIT AGREEMENT

     THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 26, 1999, but effective for all purposes as of July 25, 1999 (the "Agreement"), by and between WASHINGTON REAL ESTATE INVESTMENT TRUST, a Maryland real estate investment trust (the "Borrower"), CRESTAR BANK, a Virginia banking corporation, FIRST UNION NATIONAL BANK, a national banking association, successor to Signet Bank, and any other banks that are parties to this Agreement at any time (the "Banks"), and CRESTAR BANK, a Virginia banking corporation, in its capacity as agent for the Banks (the "Agent"), recites and provides:

                                   RECITALS
                                   --------

     The Borrower, the Banks and the Agent are parties to the Credit Agreement, dated as of July 25, 1997, as amended by the letter agreement dated May 14, 1998 (the "Existing Credit Agreement"). The Borrower, the Banks and the Agent have agreed to amend and restate the Existing Credit Agreement upon the terms and subject to the conditions set forth below. Accordingly, the Borrower, the Banks and the Agent agree that the Existing Credit Agreement is amended and restated as follows:

                                   ARTICLE I
                                  DEFINITIONS

     As used in this Agreement, the following terms have the following meanings, which shall be equally applicable to both the singular and plural forms of the defined terms.

       "Acquisition" means any transaction, or any series of related
        -----------
transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership or membership interests of a limited liability company.

     "Agreement" means this Credit Agreement, as the same may be amended,
      ---------
modified or supplemented from time to time.

     "Business Day" means a day of the year on which banks are not required or
      ------------
authorized to close in New York City, or Richmond, Virginia, and which dealings are carried on in the London interbank market.

     "Capital Stock" means any and all shares, interests, participations or
      -------------
other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

     "Cash Flow to Debt Service Ratio" means, as of any date for any period, the
      -------------------------------
ratio calculated by dividing (a) actual EBITDA for such period, by (b) Consolidated Debt Service for such period.

     "Closing Date" means July 25, 1999.
      ------------

     "Commitment" has the meaning assigned to such term in Section 2.1.
      ----------

     "Commitment Percentage" means, with respect to any Bank, the percentage of
      ---------------------
the aggregate Commitments represented by such Bank's Commitment.

     "Commitment Schedule" has the meaning assigned to such term in Section
      -------------------
2.1.

     "Consolidated Debt Service" for any period means (a) Consolidated Interest
      -------------------------
Expense for such period plus (b) the aggregate amount of scheduled principal
                        ----
payments of Indebtedness (excluding optional prepayments and scheduled principal payments in respect of any Indebtedness which is payable in a single installment at final maturity) required to be made during such period by the Borrower or any of its consolidated Subsidiaries.

     "Consolidated Interest Expense" for any period means the amount of interest
      -----------------------------
expense of the Borrower and its Subsidiaries for such period on the aggregate principal amount of their Indebtedness, determined on a consolidated basis in accordance with GAAP plus any capitalized interest which accrued during such
                     ----
period.

     "Consolidated Secured Indebtedness," as of any date of determination, means
      ---------------------------------
the sum of (a) the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries outstanding at such date which does not constitute Unsecured Indebtedness and (b) the excess, if any, of (i) the aggregate principal amount of all Unsecured Indebtedness of the Subsidiaries of the Borrower over (ii) $10,000,000, determined on a consolidated basis in accordance
         ----
with GAAP.

     "Consolidated Senior Unsecured Indebtedness," as of any date of
      ------------------------------------------
determination, means the sum of (a) the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries outstanding at such date which constitutes Unsecured Indebtedness (excluding (i) Indebtedness which is contractually subordinated to the Indebtedness of the Borrower and its Subsidiaries under the Loan Documents on customary terms acceptable to the Agent, (ii) Indebtedness of the Borrower and its Subsidiaries under the Loan Documents and (iii) Indebtedness incurred pursuant to any commitment referred to in clause (c) below), (b) the aggregate Commitments then in effect under this Agreement, and (c) the aggregate commitments then in effect with respect to any other unsecured committed line of credit extended to the Borrower or any of its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Tangible Net Worth," at any date of determination, means an
      -------------------------------
amount equal to (a) Total Capitalization Value as of such date minus (b)
                                                               -----
Consolidated Total Indebtedness as of such date.

     "Consolidated Total Indebtedness," as of any date of determination, means
      -------------------------------
all Indebtedness of the Borrower and its Subsidiaries outstanding at such date, determined on a consolidated basis in accordance with GAAP.

     "Defaulting Bank" has the meaning assigned to such term in Section 2.9.
      ---------------

     "EBITDA" means earnings before interest, taxes (other than real estate
      ------
taxes), depreciation and amortization expense, all as determined in accordance with GAAP.

     "ERISA" has the meaning assigned to such term in Section 5.1(a).
      -----

     "Event of Default" has the meaning assigned to such term in Section 6.1.
      ----------------

     "Federal Funds Rate" means, for any period, a fluctuating interest rate per
      ------------------
annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of Richmond, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

     "Financing Lease means any lease of property, real or personal, the
      ---------------
obligations of the lessee in respect of which are, in accordance with GAAP, capitalized on a balance sheet of the lessee.

     "First Chicago Agreement" means the Amended and Restated Credit Agreement,
      -----------------------
dated as of March 17, 1999, between the Borrower, First National Bank of Chicago, as agent, and the lenders party thereto, as amended from time to time.

     "Funding Bank" has the meaning assigned to such term in Section 2.9.
      ------------

     "GAAP" means generally accepted accounting principles consistent with those
      ----
applied in the preparation of the Borrower's financial statements for the fiscal year ended on December 31, 1996.

     "Guarantee Obligation" means, as to any Person (the "guaranteeing
      --------------------                                ------------
person"), any obligation (determined without duplication) of (a) the
------
guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations")
                                                           -------------------
of any other third Person (the "primary obligor") in any manner, whether
                                ---------------
directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor,
(ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall
                    -----------------
not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated
             --------
liability, the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

     "Indebtedness" of any Person at any date means without duplication, (a) all
      ------------
indebtedness of such Person for borrowed money (including liabilities arising under Financing Leases), (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) all Guarantee Obligations of such Person (excluding, in the case of the Borrower, Guarantee Obligations of the Borrower in respect of primary obligations of any Subsidiary), and (f) all liabilities secured by any lien (other than liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof

     "Indemnified Liabilities" has the meaning assigned to such term in Section
      -----------------------
8.5.

     "Interest Period" means, for each Loan, the period commencing on the date
      ---------------
of such Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. When interest is based on the Prime Rate, the duration of each such Interest Period may be any period of time of up to 30 days selected by the Borrower. In all other cases, the duration of each such Interest Period shall be one, two, three, six, nine or twelve months for LIBOR Loans, or any period of 90 days or more for the Term Loans, as the Borrower may select, upon notice given by the Agent not later than 11:00 A.M. (Eastern time) on the third Business Day prior to the first day of such Interest Period (prompt written notice of which shall be given by the Agent to the Banks); provided, however, that (1) whenever the last day of any Interest Period
        -----------------
would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, unless such extension for a LIBOR Loan would cause the last day of such Interest Period to occur in the next following calendar month, in which case the last day of such Interest Period shall occur on the next preceding Business Day, (2) if no Interest Period is selected by the Borrower, the Interest Period shall be one month for LIBOR Loans and Prime Rate Loans and 90 days for Term Loans, and (3) no Interest Period shall expire later than the Termination Date.

     "LIBOR" means, with respect to each day during each Interest Period
      -----
pertaining to a Loan, the rate of interest determined on the basis of the rate for deposits in dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate Service as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate Service (or otherwise on such service), "LIBOR" shall be
                                                              -----
determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by the Agent and the Borrower or, in the absence of such agreement, "LIBOR" shall instead be the rate per annum equal to
                            -----
the rate at which Crestar Bank is offered dollar deposits at or about 10:00 A.M., New York City time, two (2) Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Loan are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Loan to be outstanding during such Interest Period.

     "LIBOR Loans" means any Loan or portion thereof with respect to which the
      -----------
interest rate is calculated by reference to LIBOR.

     "LIBOR Spread" has the meaning assigned to such term in Section 2.3(b).
      ------------

     "Lien" has the meaning assigned to such term in Section 5.2(a).
      ----

     "Loan Documents" means this Agreement, the Note, each Subsidiary Guaranty,
      --------------
and any guarantees, security agreements, notes, or any other document now or hereafter executed or delivered in connection with the Loans, in evidence thereof or as security therefor, as any of the same may be amended, modified or supplemented from time to time.

     "Loans" has the meaning assigned to such term in Section 2.1.
      -----

     "Majority Banks" has the meaning assigned to such term in Section 2.1.
      --------------

     "Market Area" has the meaning assigned to such term in Section 2.1.
      -----------

     "Moody's" means Moody's Investors Service, Inc. and its successors.
      -------

     "Non-Usage Fee Rate" has the meaning assigned to such term in Section 2.6.
      ------------------

     "Note" has the meaning assigned to such term in Section 2.7.
      ----

     "Partial Loan" has the meaning assigned to such term in Section 2.9.
      ------------

     "Participant" has the meaning assigned to such term in Section 8.12.
      -----------

     "Permitted Liens" means those Liens which do not violate Section 5.2(a)
      ---------------
hereof.

     "Person" means any natural person, corporation, firm, joint venture,
      ------
partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     "Prime Rate" means the rate established from time to time by the Agent as
      ----------
its prime rate, which rate is recorded in the Agent's Central Credit Administration Division and used as a reference for fixing the lending rate on commercial loans. The Borrower acknowledges that the prime rate is not necessarily the lowest rate of interest charged by the Bank. For purposes of this Agreement, any change in the Prime Rate shall be effective on the date such change in the Prime Rate is announced.

     "Prime Rate Loan" means any Loan or portion thereof with respect to which
      ---------------
the interest rate is calculated by reference to the Prime Rate.

     "Prime Rate Spread" has the meaning assigned to such term in Section
      -----------------
2.3(c).

     "Pro Forma EBITDA" means, for any Person for any period, EBITDA calculated
      ----------------
as if the Property then owned by such Person had been owned by such Person for the entire period.

     "Property" of a Person means any and all property, whether real, personal,
      --------
tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

     "Recovery Bank" has the meaning assigned to such term in Section 2.10.
      -------------

     "S&P" means Standard & Poor's Ratings Group and its successors.
      ---

     "Subsidiary," as to any Person, means a corporation, partnership, limited
      ----------
partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

     "Subsidiary Guaranty" has the meaning assigned to such term in Section
      -------------------
5.1(c).

     "Termination Date" has the meaning assigned to such term in Section 2.1.
      ----------------

     "Term Loan" means any Loan or portion thereof with respect to which the
      ---------
interest rate is calculated by reference to the Treasury Rate.

     "Term Loan Spread" has the meaning assigned to such term in Section 2.3(c).
      ----------------

     "Total Capitalization Value" means for any Person for any quarter, the
      --------------------------
product of (a) annualized EBITDA for such Person during such quarter (which annualized EBITDA shall be calculated by annualizing Pro Forma EBITDA for the most recently ended fiscal quarter), and (b) ten (10).

     "Total Tangible Assets," of any Person on any date, means the current book
      ---------------------
value of the total assets of such Person other than that portion of such Person's assets that constitute intangible assets as determined in accordance with GAAP plus accumulated depreciation on the depreciable assets (excluding
          ----
intangible assets) from such Person's original book value of such assets which is reflected in the current book value of such assets.

     "Transferee Bank" has the meaning assigned to such term in Section 8.13.
      ---------------

     "Treasury Rate" means, for any Interest Period, the rate per annum, rounded
      -------------
upwards, if necessary, to the next higher 1/100th of 1%, which is the average yield on United States Treasury Securities, adjusted to a constant maturity corresponding to the length of the applicable Interest Period, as reported for the most recent weekly reporting period covered in the weekly statistical release (currently entitled "Weekly Summary of Banking and Credit Measures") published by the Board of Governors of the Federal Reserve System for the Friday immediately preceding the first day of such Interest Period (or as reasonably established by the Agent for an Interest Period for which no such yield is published).

     "Type" means, with respect to any Loan, its designation as a Prime Rate
      ----
Loan, a LIBOR Loan or a Term Loan.

     "Unencumbered Asset," with respect to any asset, at any date of
      ------------------
determination, means the circumstance that such asset on such date (a) is not subject to any Liens of any kind, other than Permitted Liens, (b) is not subject to any agreement including (i) any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such asset, and (ii) if applicable, the organizational documents of any Subsidiary (other than the First Chicago Agreement, the terms of which restrict the Borrower's and its Subsidiaries' ability to encumber certain assets) which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any assets or Capital Stock of the Borrower or any of its Subsidiaries (excluding any agreement which limits generally the amount of secured Indebtedness which may be incurred by the Borrower and its Subsidiaries), and (c) is not subject to any agreement (including any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such asset, but excluding the terms of the First Chicago Agreement) which entitles any Person to the benefit of any Lien (other than Permitted Liens) on any assets or Capital Stock of the Borrower or any of its Subsidiaries, or would entitle any Person to the benefit of any Lien (other than Permitted Liens) on such assets or Capital Stock upon the occurrence of any contingency (including, without limitation, pursuant to an "equal and ratable" clause). For the purposes of this Agreement, any Property of a Subsidiary which is not a Wholly-Owned Subsidiary shall not be deemed to be unencumbered unless both (i) such Property and (ii) all Capital Stock of such Subsidiary held by the Borrower is unencumbered.

     "Unsecured Indebtedness" means all Indebtedness of any Person that is not
      ----------------------
secured by a Lien on any income, Capital Stock, Property or any other asset of such Person.

     "Value of Unencumbered Assets," as of any date, for all Unencumbered Assets
      ----------------------------
shall mean the product of (a) the annualized EBITDA from all such Unencumbered Assets for the most recent calendar quarter for which results have been reported to Lender (which annualized net operating income shall be determined by multiplying the EBITDA from all such Unencumbered Assets for such calendar quarter by four (4)), and (b) ten (10).

     "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the
      -----------------------
outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

     "WRIT LP" means WRIT Limited Partnership, a Delaware limited partnership.
      -------

     "Year 2000 Issues" means anticipated costs, problems and uncertainties
      ----------------
associated with the inability of certain computer applications to handle effectively data including dates on and after January 1, 2000, as such inability affects the business, operations and financial condition of the Borrower and its Subsidiaries and of the Borrower's and its Subsidiaries' material customers, suppliers and vendors.

     "Year 2000 Program" is defined in Section 4.1(k).
      -----------------

                                   ARTICLE 2
                                     LOANS

     SECTION 2.1.  Loans. Subject to the terms and conditions and relying upon
                   -----
the representations and warranties set forth in this Agreement, each Bank severally agrees to make loans (the "Loans") to the Borrower, from time to time on any Business Day (as defined below) during the period from the date hereof until July 25, 2002 (the "Termination Date") in an aggregate amount not to exceed at any time outstanding the commitment of such Bank (as to each Bank, its "Commitment") as set forth on the Commitment schedule attached as Schedule 2.1
                                                                  ------------
(as amended from time to time, the "Commitment Schedule"), provided that at no time shall the outstanding Loans exceed $50,000,000. The Loans made on any Business Day shall be in an amount not less than $1,000,000 or an integral multiple thereof. The Loans shall be used only for the purpose of refinancing existing Indebtedness of the Borrower to the Banks and purchasing income producing real estate in the Market Area (as defined below) and to make capital improvements to real property owned by the Borrower and located in the Market Area. "Market Area" means Washington D.C., Virginia, Maryland, Delaware and southeastern Pennsylvania. Loans may not be used to prepay or refinance outstanding Loans. (The Banks agree that the continuation or conversion of a Loan at the expiration of the current Interest Period shall not constitute a refinancing of such Loan.) Loans may be used to purchase income producing real estate outside of the Market Area with the prior written consent of the Majority Banks, which shall not be unreasonably withheld. "Majority Banks" means, as of any date, Banks whose aggregate Commitments total at least 66 2/3% of all Commitments.

     SECTION 2.2.  Making Loans
                   ------------

          (a) Loans shall be made on written request, given not later than 11:00 A.M. (Eastern time) at least three Business Days prior to the date of the proposed Loans, from the Borrower to the Agent, identifying the real estate to be purchased or the capital improvements to be made, specifying the date and amount of the Loans, specifying the Type of Loans and selecting the initial Interest Period for such Loans. The Agent shall give prompt written notice of each borrowing request to the Banks. Not later than 1:00 P.M. (Eastern time) on the date of such Loans and upon fulfillment of the applicable conditions set forth in Article 3, each Bank will make its ratable share of such Loans available to the Agent in same day funds in accordance with such Bank's Commitment Percentage. Upon the Agent's receipt of such funds, it shall credit the proceeds to the Borrower's operating account with the Agent.

          (b) At the expiration of the Interest Period for any Loan, the Borrower will have the right to continue such Loan or a portion thereof for a subsequent Interest Period, or to convert such Loan to another type of Loan, subject in each case to the selection of Interest Periods in accordance with the definition thereof and the provisions set forth below. Loans may be converted or continued only by a written request from the Borrower to the Agent, given not later than 11:00 A.M. (Eastern time) at least three Business Days prior to the end of the applicable Interest Period. Each such written request must specify the applicable Interest Period and Type subject to continuation or conversion. The Agent shall give prompt written notice of each continuation and conversion request to the Banks. Each continuation or conversion of a Loan must become effective on the last day of the Interest Period then in effect with respect to such Loan. The aggregate amount of Loans to be continued or converted shall be not less than $1,000,000 or an integral multiple thereof. If the Agent does not receive a timely written request for the continuation or conversion of a Loan, such Loan shall become, at the end of the applicable Interest Period therefor, a Prime Rate Loan with an Interest Period of five days.

          (c) Each written request from the Borrower to the Agent for the making, continuation and conversion for Loans shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Bank against any loss, cost or expense incurred by such Bank as a result of any failure to fulfill on or before the date specified in such request for such Loans the applicable conditions set forth in Article 3, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Loan when the Loan, as a result of such failure, is not made on such date.

          (d) If not sooner paid, the Loans shall be repaid on the Termination Date.

          (e) Unless the Agent shall have received notice from a Bank prior to the date of any Loans that such Bank will not make available to the Agent such Bank's ratable portion of such Loans, the Agent may assume that such Bank has made such portion available to the Agent on the date of such Loans in accordance with Section 2.2(a) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such ratable portion available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (1) in the case of the Borrower, the interest rate applicable at the time to such Loans, and (2) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan for purposes of this Agreement.

          (f) The failure of any Bank to make the Loans to be made by such Bank shall not relieve the other Banks of their obligations, if any, hereunder to make their Loans, but none of the Banks shall be responsible for the failure of the other Banks to make Loans.

     SECTION 2.3.  Interest.
                   --------

          (a) The Borrower shall pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount shall be paid in full, monthly in arrears, on the first day of each calendar month, at the sum of (1) in the case of a LIBOR Loan, LIBOR for the applicable Interest Period plus the applicable LIBOR Spread, (2) in the case of a Prime Rate Loan, the Prime Rate plus the applicable Prime Rate Spread, adjusted daily when and as the Prime Rate is changed, and (3) in the case of a Term Loan, the Treasury Rate for the applicable Interest Period plus the applicable Term Loan Spread.

          (b) As of the date of this Agreement, the "LIBOR Spread" is 0.70% the "Prime Rate Spread" is 0% and the Term Loan Spread is 1.50%. The applicable LIBOR Spread, Prime Rate Spread and Term Loan Spread shall be subject to change at any time as determined based upon the lower (i.e. less desirable) of the
                                         -----
Borrower's Moody's debt rating, and the Borrower's S&P's debt rating, as the case may be. The applicable Spreads shall be adjusted effective on the next Business Day following any change in the Borrower's Moody's debt rating and/or S&P's debt rating, as the case may be. The applicable debt ratings and corresponding LIBOR Spreads, Prime Rate Spreads and Term Loan Spreads are as follows:

S&P Rating           Moody's Rating     LIBOR Spread     Prime Rate Spread    Term Loan Spread
----------           --------------     ------------     -----------------    ----------------
A or higher          A2 or higher               .55%                    0%              1.30%
A-                   A3                         .65%                    0%              1.425%
BBB+                 Baal                       .70%                    0%              1.50%
BBB                  Baa2                      1.00%                    0%              1.80%
BBB-                 Baa3                      1.25%                    0%              2.05%
Less than BBB-       Less than Baa3            2.20%                  .50%              3.05%
No Rating            No Rating                 2.25%                  .50%              3.05%

          (c) After maturity or upon the occurrence and during the continuance of an Event of Default hereunder, the Prime Rate Spread shall be 2.50%, the LIBOR Spread shall be 4.25%, and the Term Loan Spread shall be 5.05%.

     SECTION 2.4.  Prepayments.
                   -----------

          (a) The Borrower shall have the right to prepay any Loans at any time subject to the prepayment penalty described below for a Term Loan; provided,
                                                                   --------
however, that each partial prepayment shall be in an aggregate principal amount
-------
of not less than $1,000,000 or an integral multiple thereof. No prepayment penalty will be imposed for LIBOR Loans or Prime Rate Loans, or for a Term Loan that is prepaid on the last day of the Interest Period applicable thereto. The Borrower shall give the Agent at least three Business Days' prior written notice of prepayment (prompt written notice of which shall be given to the Banks by the Agent) and in such notice specify the prepayment date and the principal amount of each Loan to be prepaid.

Such notice of prepayment shall be irrevocable and shall commit the Borrower to prepay in the amount stated therein. All prepayments under this Section shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment. Amounts prepaid shall be available to be reborrowed from the Banks hereunder in accordance with the terms of this Agreement.

          (b) The prepayment penalty for a Term Loan that is prepaid on a day other than the last day of the Interest Period applicable thereto will be equal to the present value of the difference between the amount that would have been realized by the Banks for the remaining term of the applicable Interest Period, and any lesser amount that would have been realized by the Banks by reinvesting the prepaid amount at the Treasury Rate with a maturity most closely equal to, but not longer than, the remaining term of the applicable Interest Period. To determine such present value, the foregoing difference shall be discounted to its present value at a discount rate equal to the applicable Treasury Rate.

     SECTION 2.5.  Funding Provisions.

          (a) Increased Costs. If, due to either (1) the introduction of or any
              ---------------
change (other than any change by way of imposition or increase of reserve requirements, referred to in subsection (b) below) in any law or regulation or
(2) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to a Bank of agreeing to make or making, funding or maintaining the Loans, then the Borrower shall from time to time, within 20 Business Days after written demand by such Bank, pay to such Bank additional amounts sufficient to compensate such Bank for such increased cost. A certificate as to the amount of such increased cost shall be submitted to the Borrower by such Bank with such demand, and such certificate shall be presumed to be correct.

          (b) Additional Interest. The Borrower shall pay to each Bank, so long
              -------------------
as such Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency liabilities (as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time), additional interest on the unpaid principal amount of each LIBOR Loan made by such Bank, from the date of such LIBOR Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (1) LIBOR for the Interest Period for such LIBOR Loan from (2) the rate obtained by dividing such LIBOR by a percentage equal to 100% minus the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency liabilities having a term equal to such Interest Period, payable on each date on which interest is payable on such LIBOR Loan. Such additional interest shall be determined by such Bank and notified to the Borrower. The Agent acknowledges that as of the date hereof, banks are not required to maintain reserves with respect to Eurocurrency liabilities.

          (c) Increased Capital. If a Bank reasonably determines that compliance
              -----------------
with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) reasonably affects or would affect the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank and that the amount of such capital is increased by or based upon the existence of such Bank's commitment to lend hereunder and other commitments of this type, then, within 20 Business Days after written demand by such Bank, the Borrower shall pay to such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank or such corporation in the light of such circumstances, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank's commitment to lend hereunder. A certificate as to such amounts shall be submitted to the Borrower by such Bank with such demand, and such certificate shall be presumed to be correct.

          (d) Illegality. Notwithstanding any other provision of this
              ----------
Agreement, if a Bank shall notify the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Bank to perform its obligations hereunder to make, fund or maintain Loans hereunder based on LIBOR, or if such Bank notifies the Borrower that such Bank in good faith has determined that LIBOR will not adequately reflect the cost to the Bank of making or maintaining Loans, such Bank shall provide the Borrower with a comparable interest rate option for the Loans.

     SECTION 2.6.  Fees.
                   ----

          (a) The Borrower agrees to pay to the Banks a fee on the daily Unused Amount (as defined below) aggregate Commitments, whether used or unused, from the effective date hereof until the Termination Date, as extended from time to time, at the rate per annum set forth in the schedule below (the "Non-Usage Fee Rate"), payable in arrears on the first Business Day of each January, April, July and October, during the term of the Commitments of the Banks, beginning on October 1, 1999, and on the Termination Date, as extended from time to time. The "Unused Amount" means, on a daily basis, the amount by which $50,000,000 exceeds the aggregate outstanding balance of the Loans. The Agent shall submit a quarterly statement for such fee to the Borrower.

S&P Rating            Moody's Rating        Non-Usage Fee Rate
----------            --------------        ------------------
A or higher           A2 or higher                 .15%
A-                    A3                           .20%
BBB+                  Baal                         .20%
BBB                   Baa2                         .20%
BBB-                  Baa3                         .20%
Less than BBB-        Less than Baa3               .25%
No Rating             No Rating                    .25%

     The Non-Usage Fee Rate shall be determined in the same manner as the determination of the LIBOR Spread pursuant to Section 2.3(b) hereof (e.g., if
                                                                     ----
the Borrower's Moody's debt rating is Baa 1 and its S&P debt rating is A, the Non-Usage Fee Rate shall be based on the Moody's debt rating), with adjustments becoming effective on the next Business Day following any change in the applicable debt rating. As of the date hereof, the Non-Usage Fee Rate is .20%.

          (b) On the Closing Date, the Borrower shall pay to the Agent, for the account of the Agent, the fee set forth in the letter agreement between the Borrower and the Agent.

     SECTION 2.7.  Note. The Borrower's obligation to repay the Loans made by a
                   ----
Bank, together with accrued interest thereon, shall be evidenced by a single promissory note in the amount of such Bank's Commitment, in the form of
Exhibit A attached hereto, duly executed on behalf of the Borrower and payable
---------
to such Bank (as amended from time to time, the "Notes").

     SECTION 2.8.  Payments and Computations.

          (a) The Borrower shall make each payment hereunder and under the Notes not later than 12:00 noon (Eastern time) on the day when due in U.S. dollars to the Agent at its address at 8245 Boone Boulevard, 8th Floor, Vienna, Virginia 22182, Attention: Nancy B. Richards, in same day funds. The Agent will promptly thereafter cause to be distributed in like funds relating to the payment of principal, interest or fees ratably (other than amounts payable to a particular Bank pursuant to Section 2.5 or to the Agent pursuant to the letter agreement referred to in Section 2.6(b) above) to the Banks in accordance with wire transfer instructions provided to the Agent by the Banks from time to time.

          (b) The Borrower shall establish an account with the Agent into which the proceeds of the Loans will be deposited. The Borrower hereby authorizes the Agent, if and to the extent payment is not made when due hereunder or under the Notes, to charge from time to time against such account with the Agent any amount so due.

          (c) All computations of interest and non-usage fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fee is payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest and fees, as the case may be; provided, however, if such extension would cause the payment of principal or interest of the Loans bearing interest based on LIBOR to be made in the next following calendar month, such payment should be made on the next preceding Business Day.

     SECTION 2.9. Sharing of Payments etc. Except to the extent otherwise
                  -----------------------
expressly provided herein, (a) Loans shall be made, continued and converted by the Banks pro rata in accordance with their respective Commitment Percentages, and (b) each payment of the principal of or interest on the Loans or of fees (other than pursuant to the letter agreement referred to in Section 2.6 above) shall be made for the account of the Banks pro rata in accordance with their respective amounts thereof then due and payable. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans made by it (other than pursuant to Sections 2.5 or 8.5(b)) in excess of its ratable share of payments on account of the Loans obtained by all the Banks, such Bank shall forthwith purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess
              --------  -------
payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such Bank's ratable share (according to the proportion of (1) the amount of such Bank's required repayment to (2) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this
Section 2.9 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation. If a Bank shall default in its obligation to fund any Loan hereunder (a "Defaulting Bank"), then simultaneously with any funding by any of the remaining Banks (each, a "Funding Bank"), of their respective Commitment Percentages of such Loan (such a Loan is sometimes referred to as a "Partial Loan"), the respective pro rata payments to be received by each Funding Bank shall be adjusted to correspond to the aggregate percentage of all then outstanding Loans (including all Partial Loans) made by such Funding Bank. Following any adjustment of each Bank's pro rata share pursuant to the preceding sentence, such Bank's pro rata share shall be readjusted only upon the first to occur of (i) a Defaulting Bank subsequently funding its Commitment Percentage of any such Partial Loan, or (ii) the repayment in full (including all interest thereon) to each Bank of its Commitment Percentage of any such Partial Loan. Notwithstanding anything contained herein to the contrary, in no event shall any Defaulting Bank be entitled to receive any repayment of its Commitment Percentage of any Loans (or any interest earned thereon) until such time as the Funding Banks have received repayment in full of the amount of any Partial Loan, together with all interest thereon. The Borrower shall have the right to replace a Defaulting Bank in the manner set forth in
Section 2.10 below, and upon the replacement of any Defaulting Bank, such Defaulting Bank shall refund to the Borrower the pro rata share of all commitment fees paid to such Defaulting Bank which have not been earned by such Defaulting Bank as of the date of such replacement, determined by multiplying the amount of all commitment fees paid by the Borrower to or for the benefit of such Defaulting Bank by a fraction, the numerator of which is the number of months (it being understood and agreed that for purposes of this provision a portion of any month shall constitute a complete "month") which have elapsed in the term of the Commitment, and the denominator of which is 36.

     SECTION 2.10.  Replacement of Bank by Reason of Change in Circumstances. In
                    --------------------------------------------------------
the event that any Bank (a "Recovery Bank") requires the Borrower to make any payment to such Recovery Bank in accordance with the provisions of Section 2.5, then upon written notice from the Borrower to Agent, the Borrower and the Agent shall mutually use their respective best efforts to find another lender to replace the Recovery Bank. If a replacement lender is found then the Borrower shall pay to the Recovery Bank all amounts owed to such Recovery Bank under this Agreement and the Note (including, without limitation, any amounts owed under Section 2.5), such Recovery Bank shall no longer be a "Bank" hereunder, and concurrently therewith the remaining parties hereto shall execute such instruments as shall be necessary to have the replacement lender become a "Bank" hereunder having a Commitment equal to that of the Recovery Bank.

                                   ARTICLE 3
                             CONDITIONS OF LENDING

     SECTION 3.1. Condition Precedent to Initial Loan. The obligation of the
                  -----------------------------------
Banks to make the initial Loan under this Agreement is subject to the condition precedent that the Agent shall have received on or before the day of such Loan the following, each dated such day, in form and substance satisfactory to the
Agent:

          (a) The Notes and a Subsidiary Guaranty from each Subsidiary;

          (b) Certified copies of the declaration of trust and bylaws of the Borrower, together with resolutions of the Board of Trustees of the Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary trust action and governmental approvals, if any, with respect to this Agreement or the Notes;

          (c) Current good standing certificates as to the Borrower's existence in the State of Maryland as a real estate investment trust and as to the existence of each Subsidiary in the jurisdiction in which it is organized;

          (d) A certificate of a duly authorized officer of the Borrower certifying the incumbency names and true signatures of the officers of the Borrower authorized to sign this Agreement, the Notes, and the other documents to be delivered hereunder;

          (e) Certified copies of the organizational documents and resolutions of each Subsidiary authorizing the Subsidiary Guaranty, and a certificate of a duly authorized representative of such Subsidiary certifying the incumbency, names and true signatures of the representatives of such Subsidiary authorized to sign the Subsidiary Guaranty; and

          (f) A favorable opinion of Arent Fox Kintner Plotkin & Kahn, counsel for the Borrower and the Subsidiaries, as to such matters as the Banks may reasonably request.

     SECTION 3.2. Conditions Precedent to All Loans. The obligation of the Banks
                  ---------------------------------
to make each Loan (including the initial Loan) shall be subject to the further conditions precedent that on the date of Loan the following statements shall be true (and each of the giving of the applicable notice requesting such Loan and the acceptance by the Borrower of the proceeds of Loan shall constitute a representation and warranty by the Borrower that on the date of such Loan such statements are true):

          (a) The representations and warranties contained in Section 4.1 are correct on and as of the date of such Loan, before and after giving effect to such Loan and to the application of the proceeds therefrom, as though made on and as of such date, except that the representation made in Section 4.1(a) shall be deemed to be made with respect to any Subsidiaries acquired or formed in accordance with Section 5.1(c) and the representations made in Section 4.1(e) shall be deemed to be made with respect to the financial statements most recently delivered in accordance with Section 5.1(b); and

          (b) No event has occurred and is continuing, or would result from such Loan or from the application of the proceeds therefrom, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

                                   ARTICLE 4
                        REPRESENTATIONS AND WARRANTIES

     SECTION 4.1.  Representations and Warranties of the Borrower. The Borrower
                   ----------------------------------------------
represents and warrants as follows:

          (a) The Borrower is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland, and is qualified to do business in each jurisdiction where such qualification is required. The only Subsidiary of the Borrower as of the date of this Agreement is WRIT LP.

          (b) The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower's trust powers, have been duly authorized by all necessary trust action, and do not contravene (1) the Borrower's declaration of trust or bylaws or (2) law or any contractual restriction binding on or affecting the Borrower.

          (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes.

          (d) This Agreement and the Notes when delivered hereunder will be legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

          (e) The consolidated balance sheet of the Borrower and its Subsidiaries reported on SEC Form 1O-Q for the fiscal quarter ended on March 31, 1999, and the related consolidated statements of income, equity and cash flows of the Borrower and its Subsidiaries for the fiscal quarter then ended, copies of which have been furnished to the Bank, fairly present the financial condition of the Borrower and its Subsidiaries as of such date and the results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since March 31, 1999, there has been no material adverse change in such condition or operations.

          (f) To the best of the Borrower's knowledge, there is no pending or threatened action or proceeding affecting the Borrower before any court, governmental agency or arbitrator, which may materially adversely affect the financial condition or operations of the Borrower or which purports to affect the legality, validity or enforceability of this Agreement or the Notes.

          (g) No proceeds of any Loan will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

          (h) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

          (i) The Borrower is not an "investment company" within the meaning of, or is exempt from, the provisions of the Investment Company Act of 1940, as amended.

          (j) The Borrower is qualified as a real estate investment trust under Sections 856 to 860 of the Internal Revenue Code.

          (k) The Borrower has made a full and complete assessment of the Year 2000 Issues and has a realistic and achievable program for remediating the Year 2000 Issues on a timely basis (the "Year 2000 Program"). Based on such assessment and on the Year 2000 Program the Borrower does not reasonably anticipate that Year 2000 Issues will have a material adverse effect on the financial condition of the Borrower and its Subsidiaries.

                                   ARTICLE 5
                           COVENANTS OF THE BORROWER

     SECTION 5.1. Affirmative Covenants. So long as the Notes shall remain
                  ---------------------
unpaid or any Bank shall have any Commitment hereunder, the Borrower will, unless the Majority Banks shall otherwise consent in writing:

          (a) Compliance with Laws. Comply, and cause each Subsidiary to comply,
              --------------------
in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, (1) paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith, (2) maintaining all employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") in conformity with the provisions
                                   -----
thereof, including the minimum funding requirements of ERISA, and (3) the treatment, disposal, removal, storage and release of hazardous or toxic substances in accordance with applicable environmental laws and regulations.

          (b)  Reporting Requirements. Furnish to each Bank:
               ----------------------

               (1) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, the SEC Form 1O-Q of the Borrower filed for such quarter;

               (2) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the SEC Form 1O-K of the Borrower for such year for the Borrower, containing audited financial statements for such year certified by independent public accountants reasonably acceptable to the Banks, accompanied by an operating statement for such year for each real estate project owned by the Borrower or a Subsidiary setting forth a breakdown of revenues, expenses, net operating income and occupancy for each such project, and an itemization of any lease of space of 10,000 square feet or more that will expire within 12 months after the date of such operating statement. The operating statements and the information contained therein shall be confidential information and, unless required by applicable law, shall not be provided to any person except each Bank's regulators and accountants;

               (3) Within 45 days after the end of each fiscal quarter, a certificate of the chief financial officer of the Borrower to the effect that no Event of Default, and no event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, occurred during the prior quarter and containing calculations of the financial covenants set forth in
Section 5.2(d); and

               (4) as soon as possible and in any event within five days after an officer of the Borrower has knowledge of the occurrence of each Event of Default and each event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Event of Default or event and the action which the Borrower has taken and proposes to take with respect thereto;

               (5) promptly after the sending or filing thereof, copies of all other reports which the Borrower sends to any of its security holders or regulators, and copies of all reports and registration statements which the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange; and

               (6) such other information respecting the condition or operations, financial or otherwise, of the Borrower, the Subsidiaries or any of their Properties as the Banks may from time to time reasonably request.

          (c) Delivery of Subsidiary Guaranties. Payment of all Indebtedness of
              ---------------------------------
the Borrower arising under this Agreement and the Notes shall be guaranteed by WRIT LP and each other Subsidiary of the Borrower formed or acquired after the date of this Agreement. The Borrower shall promptly notify the Agent of any planned formation or acquisition of any Subsidiary. Within 10 days after the Borrower forms or acquires any Subsidiary, the Borrower shall cause such Subsidiary to execute and deliver to the Banks a valid and enforceable guaranty agreement (as "Subsidiary Guaranty") together with such other documents as the Banks shall reasonably request. Each Subsidiary Guaranty and such other documents each shall be in form and substance satisfactory to the Banks. Such documents shall include, without limitation:

               (1) an opinion of counsel to the Subsidiary, addressed to the Agent, covering such matters as the Agent may reasonably request;

               (2) copies of evidence of all actions taken by the Subsidiary to authorize the execution, delivery and performance of the Subsidiary Guaranty;

               (3) certified copies of the organizational documents of the Subsidiary;

               (4) a certificate as to the authority, incumbency and signatures of the representatives of the Subsidiary authorized to execute the Subsidiary Guaranty; and

               (5) a current certificate of good standing or formation (or similar instrument) issued by the appropriate state official of the state of organization of the Subsidiary.

          (d) Year 2000. The Borrower will take and will cause each of its
              ---------
Subsidiaries to take all such actions as are reasonably necessary to successfully implement the Year 2000 Program and to assure that the Year 2000 Issues will not have a material adverse effect on the financial condition of the Borrower and its Subsidiaries. At the request of the Agent or any Lender, the Borrower will provide a description of the Year 2000 Program, together with any updates or progress reports with respect thereto.

     SECTION 5.2. Negative Covenants. So long as the Notes shall remain unpaid
                  ------------------
or any Bank shall have any Commitment hereunder, the Borrower will not, without the written consent of the Majority Banks:

          (a) Liens. Create or permit to exist, or permit any of its
              -----
Subsidiaries to create or permit to exist, any lien, security interest or other charge or encumbrance or any other type of preferential arrangement (collectively, a "Lien"), upon or with respect to any of its Properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, in each case to secure or provide for the payment of any Indebtedness of any person or entity, other than (1) the Lien for real estate taxes and any similar assessments or charges which are not yet due and payable (2) mechanics' Liens and/or judgments which the Borrower will have released or bonded off, or otherwise provide adequate security for, within 60 days, (3) Liens existing on income producing Property at the time of its acquisition by the Borrower, and any refinancings thereof that do not increase the amount of such liens, (4) a Lien in an aggregate amount not to exceed $50,000,000 securing a loan made by First Union National Bank (or an affiliate thereof) and encumbering certain apartment Properties known as Country Club Towers, Park Adams, Munson Hill Towers, Roosevelt Towers and The Ashby at McLean, and (5) Liens in an aggregate amount not to exceed $500,000 at any time outstanding. In case any Property is subjected to a Lien in violation of this
Section 5.2(a), the Borrower and the applicable Subsidiary will make or cause to be made provision whereby the Notes will be secured equally and ratably with all other obligations secured thereby, and in any case the Banks shall have the benefit, to the full extent that and with such priority as the Banks may be entitled thereto under applicable law, of an equitable lien on such property securing the Notes. Such violation shall constitute an Event of Default hereunder, however, whether or not such provision for an equal and ratable lien is made.

          (b) Financial Covenants. Allow or permit to exist, or permit any of
              -------------------
its Subsidiaries to permit to exist, on a consolidated basis together with its
Subsidiaries: (1) a Cash Flow to Debt Service Ratio of less than 2.5, as determined at the end of each fiscal quarter, based upon annualized results for the preceding two fiscal quarters; (2) a Consolidated Tangible Net Worth of less than $225,000,000; (3) Consolidated Total Indebtedness greater than fifty percent (50%) of Total Capitalization Value; (4) Consolidated Secured Indebtedness greater than fifteen percent (15%) of Total Capitalization Value;
(5) the Value of Unencumbered Assets to be less than 2.0 times the Consolidated Senior Unsecured Indebtedness; or (6) annualized EBITDA (determined by multiplying by two (2) the sum of EBITDA for the two (2) most recently ended fiscal quarters) to be less than seventeen and one-half percent (17.50%) of Consolidated Total Indebtedness.

          (c) Mergers. Merge or consolidate with or into, or convey, transfer,
              -------
lease or otherwise dispose of (or permit any Subsidiary to do so), whether in one transaction or in a series of transactions all or substantially all of its assets (whether now owned or hereafter acquired) to, (1) the Borrower may form and acquire "qualified REIT subsidiaries" (as such term is defined in the Internal Revenue Code) and may transfer assets to such Subsidiary, provided that each such Subsidiary complies with the provisions of Section 5.1(c), and (2) that the Borrower may merge or consolidate with or into any other person or entity, provided that, immediately after giving effect to such proposed
        --------
transaction, no Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default would exist and the Borrower is the surviving entity.

          (d) Acquisition and Investments. Make nor permit any of its
              ---------------------------
Subsidiaries to make:

              (1) any Acquisition, except mergers permitted pursuant to Section 5.2(c);

              (2) by a single transaction or through a series of related transactions any acquisition of property if the cost of such property would be more than $50,000,000 for any such property;

              (3) any investments in, or loans or advances to, any unconsolidated Person to the extent such investments, loans or advances in the aggregate would exceed ten percent (10%) of their Total Tangible Assets on a consolidated basis.

          (e) Asset Sales. During any fiscal year sell assets that in the
              -----------
aggregate generated 10% or more of consolidated EBITDA for the Borrower and its Subsidiaries for the immediately preceding fiscal year.

                                   ARTICLE 6
                               EVENTS OF DEFAULT

     SECTION 6.1. Events of Default. If any of the following events ("Events of
                  -----------------
Default") shall occur and be continuing, the Agent shall, at the request of the Majority Banks, be entitled to exercise the remedies provided for in Section 6.2:

          (a) The Borrower shall fail to pay any principal of any Note when the same becomes due and payable and such failure continues for a period of five days after written notice to the Borrower from the Agent; or

          (b) The Borrower shall fail to pay any interest on the Notes when the same shall become due and payable and such failure continues for a period of ten days after written notice from the Agent to the Borrower; or

          (c) Any representation or warranty made by the Borrower or a Subsidiary in any Loan Document or by the Borrower or any Subsidiary (or any of its officers or representatives) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

          (d) The Borrower or a Subsidiary shall fail to perform or observe any term, covenant or agreement contained in this Agreement or in the Subsidiary Guaranty on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower or such Subsidiary, as applicable, by the Agent, provided that the Borrower or such Subsidiary, as applicable, shall be entitled such additional time, as may be reasonably approved by the Banks, but not more than 90 days, to cure a default under Section 5.1(a) which cannot reasonably be cured within 30 days so long as the Borrower or such Subsidiary, as applicable, commences such cure promptly and proceeds diligently with such cure; or

          (e) The Borrower shall fail to pay any principal of or interest on any Indebtedness which is outstanding in a principal amount of at least $100,000 in the aggregate (but excluding Indebtedness evidenced by the Notes) of the Borrower (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, provided that a demand instrument issued by the Borrower shall not be deemed to be due and payable until demand is made by the holder thereof), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

          (f) The Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower shall take any action to authorize any of the actions set forth above in this subsection (f); or

          (g) The Borrower shall fail to qualify as a real estate investment trust under Sections 856 to 860 of the Internal Revenue Code; or

          (h) Any judgment or order for the payment of money in excess of $1,000,000 shall be rendered against the Borrower and either (1) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (2) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (i) The occurrence of an event described in Sections 6.1(e) or (h) shall occur with respect to any Subsidiary or the occurrence of an event described in Section 6.1(f) with respect to a Subsidiary or Subsidiaries with aggregate Total Tangible Assets of more than $10,000,000.

     SECTION 6.2.  Remedies. Upon the occurrence of any Event of Default, the
                   --------
Agent shall, at the request of the Majority Banks:

          (a) by notice to the Borrower, declare the obligation of each Bank to make Loans to be terminated, whereupon the same shall forthwith terminate; and

          (b) by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of
          --------  -------
an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (1) the obligation of each Bank to make Loans shall automatically be terminated and (2) the Loans, the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

                                   ARTICLE 7
                                   THE AGENT

     SECTION 7.1. Authorization and Action. Each Bank hereby appoints and
                  ------------------------
authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Banks, and such instructions shall be binding upon all Banks and all holders of Notes; provided,
                                                                       --------
however, that the Agent shall not be required to take any action that exposes
-------
the Agent to personal liability or that is contrary to this Agreement, any Note or applicable law. The Agent agrees to give to each Bank prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

     SECTION 7.2.  Agent's Reliance, etc. Neither the Agent nor any of its
                   ---------------------
directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (1) may treat the payee of any Note as the holder thereof, subject to the provisions of Section 8.13; (2) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (3) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations (whether written or oral) made by the Borrower or another Bank in or in connection with this Agreement; (4) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (5) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any Note or any other instrument or document furnished pursuant hereto; and (6) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

     SECTION 7.3. Agent and Affiliates. With respect to its Commitment, the
                  --------------------
Loans made by it, the Note issued to it and the Indebtedness due to it, the Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent, and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include Crestar
 ----      -----
Bank in its individual capacity. Crestar Bank and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower and any person or entity who may do business with or own common stock of the Borrower, all as if Crestar Bank were not the Agent and without any duty to account therefor to the Banks.

     SECTION 7.4. Bank Credit Decision. Each Bank acknowledges that it has,
                  --------------------
independently and without reliance upon the Agent or any other Bank and based on the financial statements referred to in Section 4.1(e) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

     SECTION 7.5. Indemnification. The Banks agree to indemnify the Agent (to
                  ---------------
the extent not reimbursed by the Borrower), ratably according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Bank shall be liable for any portion of such
           --------
liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

     SECTION 7.6. Successor Agent. The Agent may resign at any time by giving
                  ---------------
written notice thereof to the Banks and the Borrower. Upon any such resignation, the Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Banks, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent, on behalf of the Banks, may appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article 7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

     SECTION 7.7. Borrower's Reliance. The Borrower shall be entitled to rely
                  -------------------
upon written confirmation from the Agent as to the consent of the Banks to any action by the Borrower for which such consent is required. Crestar Bank agrees with the Borrower that it shall use good faith efforts to remain the Agent under this Agreement.

                                   ARTICLE 8
                                 MISCELLANEOUS

     SECTION 8.1. Amendments. No amendment or waiver of any provision of this
                  ----------
Agreement or the Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower, the Agent and the Majority Banks, or where unanimous consent is required, by all Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The unanimous consent of all Banks will be required for any amendment, waiver or consent, the effect of which is to (a) reduce any amount payable hereunder or under the Note, or (b) extend the time of payment of any amount payable hereunder or under the Note, (c) increase the amount of any Commitment, (d) release the Borrower from any liabilities hereunder or under the Note, (e) change the definition of Majority Banks, or (f) amend the provisions of this
Section 8.1.

     SECTION 8.2. Notices. All notices and other communications provided for
                  -------
hereunder shall be in writing and mailed, by certified mail, postage prepaid, or delivered by reputable overnight courier service, if to the Borrower, at its address at 6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852,
Attention: Larry E. Finger, with a copy of any notice of an Event of Default to David M. Osnos, Esq., at Arent Fox Kintner Plotkin & Kahn at 1050 Connecticut Avenue, N.W., Washington, D.C. 20036, if to the Agent, at its address at 8245 Boone Boulevard, 8th Floor, Vienna, Virginia 22182, Attention: Nancy B. Richards; and if to the Banks, at their respective addresses set forth on the Commitment Schedule attached hereto or any updates thereof; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall be effective upon receipt.

     SECTION 8.3. No Waiver; Remedies. No failure on the part of the Agent or
                  -------------------
the Banks to exercise, and no delay in exercising, any right hereunder or under the Notes shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     SECTION 8.4.  Accounting Terms. All accounting terms not specifically
                   ----------------
defined herein shall be construed in accordance with GAAP.

     SECTION 8.5. Costs, Expenses and Taxes. The Borrower agrees (a) to pay or
                  -------------------------
reimburse the Agent on demand for all its costs and expenses incurred in connection with the preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement, the Notes and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agent; (b) to pay or reimburse the Agent and each Bank for all of their respective costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes and any such other documents, including, without limitation, reasonable fees and disbursements of counsel to the Agent and each Bank, except that the Borrower shall not be responsible for any costs or expenses attributable to disputes among the Banks or among the Agent and any Bank; (c) to pay, indemnify and hold each Bank and the Agent harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery or consummation of any of the transactions contemplated by, or any amendment, supplement or modification to, or any waiver or consent under or in respect of, this Agreement, the Notes and any such other documents; and (d) to pay, indemnify and hold each Bank and the Agent harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of or relating to the making or maintaining of the Loans, or the enforcement, performance and administration of this Agreement, the Notes and any such other documents, or expenses or other liabilities arising out of any bankruptcy or insolvency proceeding of the Borrower (all of the foregoing, collectively, the "indemnified liabilities"), provided, that the Borrower shall
                   -----------------------
not have any obligations hereunder to the Agent or any Bank with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Agent or any such Bank. The agreements in this Section 8.5 shall survive repayment of the Notes. The Borrower shall not be responsible for the fees and expenses incurred by any Participant, any Transferee Bank (as such terms are defined below), the Agent or any Bank in connection with any acquisition of any interest in the Loans, other than the fees and expenses of counsel to the Agent in connection with the execution and delivery of this Agreement.

     SECTION 8.6. Survival of Agreements, Representations and Warranties. All
                  ------------------------------------------------------
warranties, representations and covenants made by the Borrower herein or in any certificate or other instrument delivered by it or on its behalf in connection with this Agreement shall be considered to have been relied upon by the Agent and the Banks and shall survive the making of the Loans herein contemplated and the issuance and delivery to the Banks of the Notes regardless of any investigation made by the Banks or on their behalf and shall continue in full force and effect so long as any amount due or to become due hereunder is outstanding and unpaid. All statements in any such certificate or other instrument shall constitute representations and warranties by the Borrower hereunder.

     SECTION 8.7. Binding Effect. This Agreement and the Notes issued hereunder,
                  --------------
shall be binding upon and inure to the benefit of the Borrower, the Agent and the Banks and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Banks.

     SECTION 8.8.  Entire Agreement. Except for the other loan documents
                   ----------------
expressly referred to in this Agreement, this Agreement represents the entire agreement between the Agent, the Banks and the Borrower and supersedes all prior commitments.

     SECTION 8.9. Severability. In case any one or more of the provisions
                  ------------
contained in this Agreement or the Notes shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     SECTION 8.10. Section Headings. The section headings used herein are for
                   ----------------
convenience of reference only, are not part of this Agreement and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

     SECTION 8.11. No Assignment. The Borrower may not assign its rights or
                   -------------
obligations under this Agreement.

     SECTION 8.12. Participations by Banks. Any Bank may at any time sell to one
                   -----------------------
or more financial institutions (each of such financial institutions being herein called a "Participant") participating interests in any of the Loans held by such Bank and its Commitment, provided, however, that:

          (a) No participation contemplated by this Section 8.12 shall relieve such Bank from its obligations hereunder;

          (b) Such Bank shall remain solely responsible for the performance of such obligations; and

          (c) The Borrower, the Agent, and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement.

     SECTION 8.13. Assignments by Banks. Any Bank, with the prior written
                   --------------------
consent of the Agent, may at any time agree to assign a portion of such Bank's Commitment to another financial institution (a "Transferee Bank") provided that,
                                                                  --------
after giving effect to such assignment, such Bank must continue to hold a Commitment of not less than $7,500,000 and unless the Borrower's written consent is first obtained, there will not be more than five Banks at any time. Crestar Bank agrees that unless an Event of Default has occurred and is continuing, it shall not hold a Commitment of less than $12,500,000. In such event the Bank and the Transferee Bank shall so notify the Agent and the Borrower of the date on which such assignment is to be effective. On such effective date:

          (a) The Agent shall deliver to the Borrower and each of the Banks a Commitment Schedule as of such effective date, reflecting the Commitments of the Banks after giving effect to such assignment.

          (b) The Agent, the assigning Bank and the Transferee Bank shall execute and deliver an assignment agreement, in form and substance acceptable to the Agent, which shall constitute an amendment to this Agreement to the extent necessary to reflect such transfer.

          (c) Upon request by any Bank following an assignment made in accordance with this Section 8.13, the Borrower shall issue, in exchange for the existing Note held by such Bank, new Notes to the assignor and assignee reflecting the assignment.

     SECTION 8.14. Governing Law. This Agreement and the Notes shall be governed
                   -------------
by, and construed in accordance with, the laws of the Commonwealth of Virginia.

     SECTION 8.15. No Officer, Etc., Liability. No trustee, officer or agent of
                   ---------------------------
the trust shall be held to any personal liability whatsoever, in tort, contract or otherwise, in connection with the transactions contemplated by this Agreement.

                        [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                         BORROWER:
                                         --------

                                         WASHINGTON REAL ESTATE
                                           INVESTMENT TRUST

                                         By: /s/ Larry E. Finger
                                            -----------------------------
                                         Name:  Larry E. Finger
                                         Title: Sr. Vice President &
                                                Chief Financial Officer

                                         AGENT:
                                         -----

                                         CRESTAR BANK

                                         By: /s/ Nancy B. Richards
                                            -----------------------------
                                                 Nancy B. Richards
                                                 Vice President

                                         BANKS:
                                         -----

                                         CRESTAR BANK

                                         By: /s/ Nancy B. Richards
                                            -----------------------------
                                         Name:   Nancy B. Richards
                                         Title:  Vice President

                                         FIRST UNION NATIONAL BANK

                                         By: /s/ John A. Schissel
                                            -----------------------------
                                         Name:   John A. Schissel
                                         Title:  Director

                                 Schedule 2.1
                                 ------------

                              COMMITMENT SCHEDULE
                              -------------------

         BANKS                                            COMMITMENT
         -----                                            ----------
Crestar Bank                                             $30,000,000
Real Estate Finance Group
8245 Boone Boulevard, Suite 820
Vienna, Virginia 22182-3871
Attention:  Nancy B. Richards
            Vice President
Telephone:  (703) 902-9039
Telecopier: (703) 902-9245

Wire transfer instructions:

Crestar Bank - ABA #051000020
For Credit: REFG/GWR - Vienna, VA 22182 Ref.- WRIT Loan Number #9832791 Phone Advice: Connie Dores on 703-902-9166

First Union National Bank                                $20,000,000
REIT Banking Group
One First Union Center, TW-6
Charlotte, North Carolina 28288-0166
Attention:  John Schissel
            Director
Telephone:  (704) 383-1967
Telecopier: (704) 383-6205

Wire transfer instructions:

First Union National Bank
ABA# 053 000 219
Account Number: 465906 00 10352
Reference: Washington REIT

                                   EXHIBIT A
                                   ---------
                                PROMISSORY NOTE
                                ---------------


$______________                                       ___________________,______

     FOR VALUE RECEIVED, the undersigned, WASHINGTON REAL ESTATE INVESTMENT TRUST, a Maryland real estate investment trust (the "Borrower"), HEREBY PROMISES TO PAY to the order of _________________ (the "Bank") the principal amount of ______________________ DOLLARS($___________) or, if less, the outstanding aggregate principal amount of all Loans made by the Bank to the Borrower pursuant to the Credit Agreement (as hereinafter defined), on the Termination Date (as defined in the Credit Agreement).

     The Borrower promises to pay interest on the principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement referred to below.

     Both principal and interest are payable in lawful money of the United States of America to Crestar Bank, as Agent (the "Agent"), at 8245 Boone Boulevard, Vienna, Virginia 22182 in same day funds.

     This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Amended and Restated Credit Agreement dated as of August 26, 1999, but effective for all purposes as of July 25, 1999 (as amended, modified or supplemented from time to time, the "Credit Agreement"), between the Borrower, the Agent, the Bank and the other banks that are parties thereto. The Credit Agreement, among other things, (i) provides for the making of loans (the "Loans") by the Bank to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Loan being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

                                               WASHINGTON REAL ESTATE
                                               INVESTMENT TRUST

                                               By:
                                                  ----------------------------
                                               Name:
                                                    --------------------------
                                               Title:
                                                     -------------------------